Exhibit 7(a)

Agreement to file One Statement on Schedule 13D

Pursuant to Rule 13d-1(k)(1)(iii) of the Securities Exchange Act of 1934, as amended, the undersigned agree that the Schedule 13D to which this Exhibit is attached is filed on behalf of each of the undersigned.

Dated: June 12, 2009

PureSpectrum, Inc.

By: /S/ Lee L. Vanatta
Lee L. Vanatta, President/CEO

/S/ Lee L. Vanatta
Lee L. Vanatta

/S/ David M. Betsill
David M. Betsill

/S/ David Michael Conner
David Michael Conner

/S/ Robert E. James, II
Robert E. James, II

/S/ Garth Kullman
Garth Kullman

/S/ Dominic Mazzone
Dominic Mazzone

/S/ William R. Norton
William R. Norton